Exhibit 99.3
MEDAVAIL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of MedAvail’s financial condition and results of operations together with the section entitled “Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data — Selected Historical Consolidated Financial Data of MedAvail” and MedAvail’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement. This discussion and other parts of this proxy statement/prospectus/information statement contain forward-looking statements that involve risks and uncertainties, such as its plans, objectives, expectations, intentions and beliefs. MedAvail’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors Related to MedAvail” included elsewhere in this proxy statement/prospectus/information statement.
Overview
Business Overview
MedAvail is a telehealth-enabled pharmacy-technology company that is transforming full-service pharmacy. Through its full-stack pharmacy technology platform, and personal one-on-one service, MedAvail brings pharmacy-dispensing capability to the point of care, resulting in lower costs, higher patient satisfaction, improved medication adherence and better health outcomes.
MedAvail offers a unique, pharmacy technology solution which is anchored around its core technology called the MedAvail MedCenter™ (“The MedCenter”). The MedCenter enables on-site pharmacy in medical clinics, retail store locations, employer sites with and without onsite clinics, and any other location where onsite prescription dispensing is desired. The MedCenter establishes a live audio-visual connection to a live pharmacist enabling prescription drug dispensing to occur directly to a patient while still providing real-time supervision by a pharmacist. Although its technology platform has broad application, MedAvail is currently focused on serving high-value Medicare members in the United States of America (“U.S.”). MedAvail was originally incorporated in 2012, under the name DashRx, Inc.
MedAvail currently deploys its MedCenter solution through two distinct commercialization channels. First, MedAvail owns and operates a full retail pharmacy business in the U.S., under the name SpotRx. The SpotRx™ Pharmacy business is structured as a hub-and-spoke model where a central pharmacy supports and operates various MedCenter kiosks embedded in medical clinics, usually in close proximity to the central pharmacy. Its second commercialization channel is a direct ‘sell-to’ model, whereby MedAvail sells its MedCenter Platform technology directly to large healthcare providers and retailers for use within their own pharmacy operations.
The MedCenter kiosk works in tandem with our Remote Dispensing System®, which consists of customer-facing software for remote ordering of medications for pick-up at a MedCenter or free, next day home delivery. Supporting its MedCenter kiosks and Remote Dispensing System are MedAvail’s back-end MedPlatform® Enterprise Software, which controls dispensing and MedCenter monitoring and its supporting Pharmacy Management System software, which allows connection to MedAvail’s supporting team of pharmacists and kiosk administrators.
MedCenter kiosks come in two models: the M4 MedCenter and the M5 MedCenter. The M4 MedCenter kiosk is designed to fit in waiting rooms, hallways, and lobbies. The M5 MedCenter is a larger kiosk designed as a full pharmacy replacement with the ability to serve 3-4 customers simultaneously, it can also to be configured for drive through dispensing, similar to a bank’s ATM drive through lanes.
Traditional retail pharmacies are built around a physical store front. In order to dispense medication, these stores must have a pharmacist onsite for all hours of operation. Most pharmacies have reduced hours of operation based on customer purchasing patterns in order to contain labor cost, which results in further reduced consumer access. Furthermore, retail pharmacy wait times are typically 30 to 60 minutes or more, causing substantial delays for the consumer. During the COVID-19 pandemic, most people are looking to minimize the amount of physical contact that can lead to further disease contraction, especially for those most vulnerable, such as the elderly or those with compromised immune systems. Consequently, some patients are foregoing filling their prescribed medications, leading to declining health, increased healthcare costs and increased morbidity.
On June 30, 2020, MYOS RENS Technology Inc., a Nevada corporation (“MYOS”), and MedAvail, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among MYOS, MedAvail, and Matrix Merger Sub, Inc., a newly-created wholly-owned subsidiary of MYOS (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MedAvail, with MedAvail being the surviving corporation and a wholly-owned subsidiary of MYOS (the “Merger”). The Boards of Directors of MYOS and MedAvail have both approved the Merger and have recommended approval of the Merger by their respective shareholders.
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, will be automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that has not been exercised prior to the Effective Time will be assumed by MYOS subject to the exchange ratio; and (c) each outstanding warrant to acquire MedAvail capital stock that has not been exercised prior to the Effective Time will be assumed by MYOS subject to the exchange ratio. Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MedAvail security holders are expected to own approximately 96.5% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger are expected to own approximately 3.5% of the Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement. The exchange ratio will be fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Immediately following the Merger, the name of the Post-Merger Public Company is expected to be changed from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.” The Merger Agreement provides that the board of directors of the Post-Merger Public Company will consist of members who are currently directors of MedAvail. The executive officers of the Post-Merger Public Company will be designated by MedAvail, with MedAvail’s Chief Executive Officer, Ed Kilroy, expected to be the Post-Merger Public Company’s Chief Executive Officer and MedAvail’s Chief Financial Officer, Ryan Ferguson, expected to be the Post-Merger Public Company’s Chief Financial Officer.
Outlook
Medicare insurance plans and healthcare providers are increasingly operating under an ‘at-risk’ model, with reimbursement based on health outcomes and not based on a traditional fee-for-service model. The at-risk model is driving Medicare to focus on providing an increasing number of services to their members which can positively impact the health outcomes of these members. Such services include:
•Free rides from patient’s home to doctor visits
•Gymnasium memberships
•In-home visits
•Onsite vision and dental
•Onsite pharmacy services
It is well documented that medication adherence has a leading impact on health outcomes. As a result, our strategy is to embed a pharmacy into clinics via our MedCenter technology. An onsite presence can allow us to:
•Provide first-fill and refill dispensing onsite for patients
•Acquire new patients as customers
•Integrate ourselves into the clinic processes and become part of the onsite care team
•Offer free next day courier delivery of medication to Medicare patients
•Share real-time data with health care providers regarding patients that may be at risk of being non-adherent and therefore at-risk of lower health outcomes.
•The Medicare market in the US is extremely large, is growing, and has the highest value patients in the industry. MedAvail’s addressable market size for its current initial target markets – six US States (AZ, CA, FL, IL, TX, and MI) exceeds $16 billion and is forecast to continue to grow. MedAvail added Texas and Michigan to its target state markets in 2020 based on demand from Medicare providers as well as due to changing pharmacy regulations with the states.
MedAvail’s strategy for the Medicare market is as follows:
•Identify, screen and contract with the Medicare clinic chains to deploy MedCenters onsite.
•Deploy MedCenters and onsite Customer Account Managers (CAMs).
•Acquire and retain high value Medicare patients as customers.
•Deploy a high touch customer service model with patients via our onsite presence, free home delivery, refill reminders and follow up calls while achieving high patient satisfaction.
•Ramp to target revenues of approximately $1 million per year at each clinic within 12 months of deployment.
•Generate greater medication adherence metrics, which may drive higher reimbursement rates to clinics from insurers and improve health outcomes for patients.
MedAvail’s primary business model is to generate revenue on the sale of medication to high value Medicare patients. Currently, MedAvail operates in Arizona, California and is targeting to open in Michigan by 4Q 2020. MedAvail has 16 MedCenters deployed in Medicare-focused sites in Arizona and plans to deploy approximately 60-70 MedCenters by YE 2020 within Arizona, California and Michigan.

Components of Operating Results
MedAvail’s fiscal year ends on December 31, and its fiscal quarters end on the last day of each third calendar month. The years ended December 31, 2019 and December 31, 2018 are referred to as 2019 and 2018 throughout the document where referencing MedAvail.
MedAvail has never been profitable and has incurred operating losses in each year since inception. MedAvail’s net losses were $17.0 million, $21.5 million and $12.0 million for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2020, respectively. As of June 30, 2020, MedAvail had an accumulated deficit of $133.3 million. Substantially all of MedAvail’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations.
MedAvail expects to incur significant additional expenses and operating losses for at least the next two years as it initiates and continues the technology development, deployment of its MedCenter technology and adds personnel necessary to operate as a public company with a rapidly growing retail pharmacy operations in the United States. In addition, operating as a publicly traded company would involve the hiring of additional financial and other personnel, upgrading its financial information systems and incurring costs associated with operating as a public company. MedAvail expects that its operating losses will lessen and turn positive as MedAvail executes its growth strategies within each of its operating segments. If MedAvail management determines to accelerate deployment into new states, operating losses could increase in the near-term, as the company grows and scales its operations in the new states and MedAvail would expect operating performance to turn positive once each state reaches sufficient scale in sales volume.
As of June 30, 2020, MedAvail had cash of $7.3 million. MedAvail will continue to require additional capital to continue its technology development and commercialization activities and build out of its pharmacy operations to serve its growing customer base. Accordingly, MedAvail is pursuing a sale of additional equity through the Private Placement funding, where MedAvail expects to raise approximately $84,000,000, with closing expected to take place a few days prior to the Merger closing. Although MedAvail believes the proceeds from the Private Placement represents sufficient funding to execute its current growth plan, due to market risks (as outlined in the “Risk Factors section of this S-4 registration statement), MedAvail may need to raise additional capital to continue to fund its operations. The amount and timing of its future funding requirements will depend on many factors, including the pace and results of its growth strategy. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on its financial condition and its ability to develop its product candidates.
MedAvail has two reportable segments: Pharmacy Technology and Retail Pharmacy Services. These reportable segments are generally defined by how MedAvail executes its go-to-market strategy to sell products and services.
Overview of Pharmacy Technology Segment
MedAvail Technologies develops and commercializes the MedCenter for direct sale or lease to third-party customers, including some of the world’s largest healthcare providers and systems, as well as large retail chains that provide full retail-pharmacy services based on its technology.
Overview of Retail Pharmacy Services Segment
The second operating segment operates as SpotRx (the “Pharmacy”), a full-service retail pharmacy utilizing MedAvail’s automated pharmacy technology, primarily servicing Medicare patients in the United States.

Revenue – Pharmacy Technology and Retail Pharmacy Services
Pharmacy Technology Revenue
Pharmacy technology revenue refers to revenue derived from either the sales of the MedCenter to customers that intend to operate the MedCenter as a part of their retail offering or where the MedCenter is leased as part of a service offering where MedAvail retains ownership of the hardware. In both instances, MedAvail provides operating software for the MedCenter, ongoing maintenance, and in some cases, supplies such as packaging materials. Timing of revenue for each component varies based on the terms of the agreement with the customer, but is generally recognized as follows:
Hardware revenue from the sale of manufactured products is recognized when the price is fixed or determinable, collectability is reasonably assured and on shipment to (or receipt by) customers, (depending on contractual terms) and acceptance by customers.
Revenue from software development projects is recognized as project develop milestones are met. Revenue from term (recurring license charge) license software is recognized on a subscription basis over the period the client is entitled to use the license.
Revenue from maintenance, unspecified upgrades on a when-and-if-available basis and technical support is recognized on a straight-line basis over the period such items are delivered. In multiple-element revenue arrangements that include software that is more than incidental to the products or services as a whole (software multiple-element arrangements), software and software-related elements are accounted for in accordance with the following criteria. Software-related elements include software products and services, as well as any non-software deliverable for which a software deliverable is essential to its functionality.
A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:
1.the functionality of the delivered element(s) is not dependent on the undelivered element(s);
2.there is objective evidence of fair value of the undelivered element(s); evidence of fair value is based on the price charged when the deliverable is sold separately by the Company on a regular basis and not as part of the multiple-element arrangement; and
3.delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).
If any one of these criteria is not met, the arrangement is accounted for as one unit of accounting, which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered.
Retail Pharmacy Services Revenue
Retail pharmacy services revenue is revenue derived from sales of prescription medications and over-the-counter products to consumers. Medications are sold and delivered by various methods including dispensing product directly from the MedCenter, customer pick up at MedAvail’s SpotRx pharmacy locations or home delivery of medications to consumer residences. Retail pharmacy services revenue is recognized at the time that the product has been provided to the customer, no other significant obligations of MedAvail exist, and collectability is reasonably assured.

Cost of Sales – Pharmacy Technology and Retail Pharmacy Services
Pharmacy Technology Cost of Sales
Cost of sales for the Pharmacy Technology segment consists primarily of costs incurred to manufacture, ship and install MedCenters at third-party customer locations that use our MedCenters to enable their pharmacy operations and services. Cost of Sales are accrued and then recognized, in accordance with US GAAP, when contractual terms are met, and delivery and payment are complete.
Retail Pharmacy Services Cost of Sales
Cost of sales for MedAvail’s Retail Pharmacy Services segment consists primarily of costs to procure and deliver prescription medications and other over-the-counter health products to customers via dispensing through SpotRx MedCenters, pickup at one of its pharmacy locations or courier-delivery directly to the consumer’s home. Cost of Sales for Pharmacy Services are recognized at the point of sale, when price is fixed, and product is dispensed.
Operating Expenses
Operating expenses are primarily derived from personnel and operating costs related to technology development, sales and marketing, and general and administrative activities, described as follows:
Wages and salaries consist of compensation costs incurred for all employees and contractors including bonuses, health plans, severance, and contractor costs.
Pharmacy operations costs consist of costs incurred to operate retail pharmacies including pharmacy labor costs, rent and utilities, and pharmacy license fees.
Depreciation of property, plant and equipment includes depreciation on MedCenters, IT equipment, leasehold improvements, general plant and equipment, office furniture and equipment and vehicles.
Research and development expenses represent costs incurred to develop and innovate on MedAvail’s MedCenter platform technology, including development work on hardware, software and supporting information technology infrastructure.
MedAvail recognizes hardware development costs as they are incurred. When hardware is constructed for use by customers, in-production costs are capitalized after technological feasibility is achieved and expensed before technological feasibility is achieved. Costs of hardware completed but not yet placed in service are capitalized as equipment (a long-lived asset) on the balance sheet. Costs of hardware completed and placed in service with customers are capitalized as equipment and depreciated (expensed) over the estimated useful life of the equipment.
When hardware is constructed for sale to customers, in production costs are capitalized as raw materials, work in process, or finished goods inventory on the balance sheet. Costs of hardware completed and available for sale are capitalized as finished goods inventory on the balance sheet. Costs of hardware sold to customers are expensed as costs of goods sold.
Software development costs are accrued and expensed based on ASC 985, which is designed for software costs that MedAvail intends to sell or lease (in conjunction with related hardware). Any software development costs that are incurred prior to the point where the project has demonstrated technological feasibility are expensed as they are incurred. Once technological feasibility has been established, most development costs are capitalized. Once development is complete and the software is made available for release to customers, capitalization no longer is appropriate because any remaining costs are considered ongoing maintenance and support. These are expensed as they are incurred. The definition of “technological feasibility”, per ASC 985, is “the technological feasibility of a computer software product is established when the entity has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements.” Software development costs are subject to these rules regardless of whether the costs were generated internally (employee time) or externally (vendor fees).
Amortization of intangible assets consists of amortization of intellectual property, website and mobile applications and software.
Selling, general and administrative expenses
Selling, general and administrative expenses consist of marketing and advertising costs, personnel costs, facility expenses and expenses for outside professional services, including legal, audit and accounting services. Personnel costs consist of salaries, benefits and stock-based compensation. Facility expenses consist of rent and other related costs. General and administrative costs also include depreciation expense and other supplies. MedAvail expects to incur additional expenses as a result of becoming a public company following completion of the Merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.
Merger expenses
Merger expenses primarily consist of professional service fees associated with the preparation for the Merger transaction, including legal, audit and other compliance related services.
Share-based compensation
MedAvail has a stock option plan whereby awards are granted to certain employees of MedAvail. The fair value of the stock options granted by MedAvail to employees of MedAvail is recognized as compensation expense on a straight-line basis over the applicable stock option vesting period. MedAvail measures the fair value of the options using the Black-Scholes option pricing model as of the grant date/measurement date. Shares issued upon the exercise of options are new shares. MedAvail estimates forfeitures based on historical experience and expense related to awards is adjusted over the term of the awards to reflect their probability of vesting. All fully vested awards are fully expensed.
Interest Expense
Interest expense consists of accrued interest on outstanding debt and is payable upon the maturity date. For more detail on outstanding debt and associated maturities, see Note 13 to the MedAvail Annual Financial Statements presented elsewhere in this proxy statement/ prospectus/ information statement.

Results of Operations
The following table summarizes our statement of operations data for the three months ended June 30, 2020 and 2019.

	Three Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Sales:	(in thousands)
Pharmacy technology	$598	$161	$437	271%
% of total sales	25%	20%
Retail pharmacy services	1,816	655	1,161	177%
% of total sales	75%	80%
Total sales	2,414	816	1,598	196%
Cost of sales:
Pharmacy technology	186	20	166	830%
% of total sales	8%	2%
Retail pharmacy services	1,679	522	1,157	222%
% of total sales	70%	64%
Total cost of sales	1,865	542	1,323	244%
Gross profit	549	274	275	100%
% of total sales	23%	34%
Operating expenses	4,181	3,496	685	20%
% of total sales	173%	428%
Selling, general and administrative expenses	1,162	1,481	(319)	(22)%
% of total sales	48%	181%
Merger expenses	1,283	—	1,283	—%
% of total sales	53%	—%
Share-based compensation	86	90	(4)	(4)%
% of total sales	4%	11%
Operating loss	(6,163)	(4,793)	(1,370)	29%
% of total sales	(255)%	(587)%
Interest expense - net	270	191	79	41%
% of total sales	11%	23%
Net loss	$(6,433)	$(4,984)	$(1,449)	29%
% of total sales	(266)%	(611)%
Revenue
During the three months ended June 30, 2020, pharmacy technology sales increased $437 thousand to $598 thousand, or 271%, when compared to the same period in 2019. The increase was due to seven MedCenters sold to a third-party customer in the second quarter of 2020 and an increase in rental revenue associated with growth in the number of companies evaluating our MedCenter technology through pilot deployments. This increase was partially offset by a reduction in revenue recognized for software integration services completed in 2019, of approximately $94 thousand.
During the three months ended June 30, 2020, retail pharmacy services sales increased $1.2 million to $1.8 million, or 177%, when compared to the same period in 2019. The increase was due to volume growth in prescription sales at existing sites launched in 2019 and the new sales volume from the additional 19 site launches in 2020, net of adjustments related to Direct and Indirect Remuneration and services fees.
Costs of Sales
During the three months ended June 30, 2020, pharmacy technology cost of sales increased $166 thousand to $186 thousand compared to the same period in 2019. The increase was due primarily to costs from seven MedCenters sold in the second quarter of 2020 and an increase in depreciation associated with growth in the number of pilot deployments with companies evaluating our MedCenter technology. The average unit cost of the seven MedCenters sold was significantly lower than the cost of a newly manufactured MedCenter, as these units were buy-back units from a prior customer.
During the three months ended June 30, 2020, retail pharmacy services cost of sales increased $1.2 million to $1.7 million compared to the same period in 2019. The increase was due primarily to costs associated with volume growth in prescription sales. Additionally, cost of pharmacy sales in the quarter increased due to higher inventory write downs associated with obsolescence. Lastly, in response to the spread of COVID-19, most of the clinic locations MedAvail operates in were temporarily closed to prevent the transmission of COVID-19. Consequently, the mix of medications that were delivered via courier to patents’ homes increased, resulting in higher delivery costs when compared the second quarter of 2019.
Other expenses
During the three months ended June 30, 2020, operating expenses increased $685 thousand to $4.2 million compared to the same period in 2019. The increase was primarily due to an increase in wages and salaries as MedAvail hired additional personnel necessary to support growth in Arizona and the launch of operations in California.
During the three months ended June 30, 2020, selling, general and administrative expenses decreased $319 thousand to $1.2 million compared to the same period in 2019. This was primarily due to a decrease in marketing expenses in 2020, as MedAvail completed various marketing program tests in 2019 and closed down pharmacy operations in Canada.
During the three months ended June 30, 2020, merger expenses increased $1.3 million to $1.3 million compared to the same period in 2019. The increase was primarily due to professional services expenses incurred in 2020 related to the Merger transaction and anticipated listing on the Nasdaq Capital Market exchange.
During the three months ended June 30, 2020, share-based compensation decreased $4 thousand to $86 thousand compared to the same period in 2019. This was due to fewer options granted to employees.
During the three months ended June 30, 2020, interest expense increased $79 thousand to $270 thousand compared to the same period in 2019. The increase was due to additional short-term debt being issued in the quarter. On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the initial closing was $7.8 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020.

Operating Expenses

	Three Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Operating expenses:	(in thousands)
Wages and salaries	$3,870	$2,880	$990	34%
Pharmacy operations	50	106	(56)	(53)%
Depreciation of property, plant and equipment	206	161	45	28%
Research and development	35	72	(37)	—%
Amortization of intangible assets	20	268	(248)	(93)%
Foreign exchange loss	—	9	(9)	(100)%
Total operating expenses	$4,181	$3,496	$685	20%
During the three months ended June 30, 2020, wages and salaries expenses increased $1.0 million to $3.9 million compared to the same period in 2019. The increase was primarily a result of hiring additional employees in the last two quarters of 2019 and the first half of 2020, necessary to support growth in Arizona and the launch of operations in California.
During the three months ended June 30, 2020, pharmacy operations expenses decreased $56 thousand to $50 thousand compared to the same period in 2019. The decrease was primarily due to the closure of MedAvail’s pharmacy operations (dba On-the-Spot pharmacy) in the broader Toronto Canada area.
During the three months ended June 30, 2020, depreciation of property, plant, and expenses increased $45 thousand to $206 thousand compared to the same period in 2019. The increase was a result of capitalizing additional property, plant and equipment related to the build out of our SpotRx pharmacy footprint in California in the first half of 2020.
During the three months ended June 30, 2020, research and development expenses decreased $37 thousand to $35 thousand compared to the same period in 2019. The decrease was due to decreased activity related to MedCenter and software development.
During the three months ended June 30, 2020, amortization of intangible assets decreased $248 thousand to $20 thousand compared to the same period in 2019. This was due to intangible assets being fully amortized during 2019.
During the three months ended June 30, 2020, foreign exchange loss decreased $9 thousand to $— thousand compared to the same period in 2019. This was due to a more favorable CAD to USD exchange rate in 2020.

The following table summarizes our statement of operations data for the six months ended June 30, 2020 and 2019:

	Six Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Sales:	(in thousands)
Pharmacy technology	$712	$331	$381	115%
% of total sales	18%	24%
Retail pharmacy services	3,193	1,053	2,140	203%
% of total sales	82%	76%
Total sales	3,905	1,384	2,521	182%
Cost of sales:
Pharmacy technology	280	39	241	618%
% of total sales	7%	3%
Retail pharmacy services	3,017	860	2,157	251%
% of total sales	77%	62%
Total cost of sales	3,297	899	2,398	267%
Gross profit	608	485	123	25%
% of total sales	16%	35%
Operating expenses	8,159	6,964	1,195	17%
% of total sales	209%	503%
Selling, general and administrative expenses	2,599	2,912	(313)	(11)%
% of total sales	67%	210%
Merger expenses	1,283	—	1,283	—%
% of total sales	33%	—%
Share-based compensation	170	193	(23)	(12)%
% of total sales	4%	14%
Operating loss	(11,603)	(9,584)	(2,019)	21%
% of total sales	(297)%	(692)%
Interest expense - net	441	359	82	23%
% of total sales	11%	26%
Net loss	$(12,044)	$(9,943)	$(2,101)	21%
% of total sales	(308)%	(718)%
Revenue
During the six months ended June 30, 2020, pharmacy technology sales increased $381 thousand to $712 thousand, or 115%, when compared to the same period in 2019. The increase was due to seven MedCenters sold to a third-party customer in the second quarter of 2020 and an increase in rental revenue associated with growth in the number of companies evaluating our MedCenter technology through pilot deployments. This increase was partially offset by a reduction in revenue recognized for software integration services completed in 2019, of approximately $198 thousand.
During the six months ended June 30, 2020, retail pharmacy services sales increased $2.1 million to $3.2 million, or 203%, when compared to the same period in 2019. The increase was due to volume growth in prescription sales at existing sites and 19 new site launches in 2020.

Cost of Sales
During the six months ended June 30, 2020, pharmacy technology cost of sales increased $241 thousand to $280 thousand compared to the same period in 2019. The increase was due primarily to costs from seven MedCenters sold in the second quarter of 2020 and an increase in depreciation associated with growth in the number of pilot deployments with companies evaluating our MedCenter technology. The average unit cost of the seven MedCenters sold was significantly lower than the cost of a newly manufactured MedCenter, as these units were buy-back units from a prior customer.
During the six months ended June 30, 2020, retail pharmacy services cost of sales increased $2.2 million to $3.0 million compared to the same period in 2019. The increase was due to costs associated with volume growth in prescription sales at existing sites and 19 new site launches in 2020. Additionally, in response to the spread of COVID-19, most of the clinic locations MedAvail operates in were temporarily closed to prevent the transmission of COVID-19. Consequently, the mix of medications that were delivered via courier to patents’ homes increased significantly, resulting in higher delivery costs when compared the first six months of 2019. Lastly, cost of pharmacy sales in the first half of 2020 increased due to higher inventory write downs associated with obsolescence.
Other expenses
During the six months ended June 30, 2020, operating expenses increased $1.2 million to $8.2 million compared to the same period in 2019. The increase was primarily due to an increase in wages and salaries as MedAvail hired additional personnel, necessary to support growth in Arizona and the launch of operations in California.
During the six months ended June 30, 2020, selling, general and administrative expenses decreased $313 thousand to $2.6 million compared to the same period in 2019. This was primarily due to a decrease in marketing costs in 2020, as MedAvail completed various marketing program tests in 2019 and closed pharmacy operations in Canada, resulting in lower spend in 2020.
During the six months ended June 30, 2020, merger expenses were $1.3 million, primarily due to professional services expenses incurred in relation to the merger transaction and anticipated listing on the Nasdaq Capital Market exchange.
During the six months ended June 30, 2020, share-based compensation decreased $23 thousand to $170 thousand compared to the same period in 2019. This was due to fewer options granted to employees.
During the six months ended June 30, 2020, interest expense increased $82 thousand to $441 thousand compared to the same period in 2019. The increase was due to additional short-term debt being incurred in 2020. On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the initial closing was $7.8 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020.

Operating Expenses

	Six Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Operating expenses:	(in thousands)
Wages and salaries	$7,468	$5,883	$1,585	27%
Pharmacy operations	109	183	(74)	(40)%
Depreciation of property, plant and equipment	363	287	76	26%
Research and development	121	128	(7)	—%
Amortization of intangible assets	57	512	(455)	(89)%
Foreign exchange loss (gain)	41	(29)	70	(241)%
Total operating expenses	$8,159	$6,964	$1,195	17%
During the six months ended June 30, 2020, wages and salaries expenses increased $1.6 million to $7.5 million compared to the same period in 2019. The increase was primarily a result of hiring additional employees in 2020 and the second half of 2019.
During the six months ended June 30, 2020, pharmacy operations expenses decreased $74 thousand to $109 thousand compared to the same period in 2019. The decrease was primarily due to the closure of MedAvail’s pharmacy operations (dba On-the-Spot pharmacy) in the broader Toronto Canada area.
During the six months ended June 30, 2020, depreciation of property, plant, and expenses increased $76 thousand to $363 thousand compared to the same period in 2019. The increase was a result of capitalizing additional property plant and equipment related to the build out of our SpotRx pharmacy footprint in California in the last two quarters of 2019 and the first two quarters of 2020.
During the six months ended June 30, 2020, research and development expenses decreased $7 thousand to $121 thousand compared to the same period in 2019. The decrease was due to increased activity related to MedCenter hardware technology and software development.
During the six months ended June 30, 2020, amortization of intangible assets decreased $455 thousand to $57 thousand compared to the same period in 2019. This was due to intangible assets being fully amortized during 2019.
During the six months ended June 30, 2020, foreign exchange loss decreased $70 thousand to $41 thousand compared to the same period in 2019. This was due to a more favorable Canadian Dollar, or CAD, to US Dollar, or USD, exchange rate in 2020.

Results of Operations
The following table summarizes our statement of operations data for the year ended December 31, 2019 and 2018:

	Year Ended December 31,		2019 vs. 2018
	2019	2018	Amount Change	% Change
Sales:	(in thousands)
Pharmacy technology	$544	$4,176	$(3,632)	(87)%
% of total sales	14%	90%
Retail pharmacy services	3,227	489	2,738	560%
% of total sales	86%	10%
Total sales	3,771	4,665	(894)	(19)%
Cost of sales:
Pharmacy technology	149	1,641	(1,492)	(91)%
% of total sales	4%	35%
Retail pharmacy services	2,674	436	2,238	513%
% of total sales	71%	9%
Total cost of sales	2,823	2,077	746	36%
Gross profit	948	2,588	(1,640)	(63)%
% of total sales	25%	55%
Operating expenses	15,420	11,983	3,437	29%
% of total sales	409%	257%
Selling, general and administrative expenses	5,881	5,581	300	5%
% of total sales	156%	120%
Share-based payments	354	1,362	(1,008)	(74)%
% of total sales	9%	29%
Goodwill write-off	137	—	137	—%
% of total sales	4%	—%
Operating loss	(20,844)	(16,338)	(4,506)	28%
% of total sales	(553)%	(350)%
Interest expense - net	689	667	22	3%
% of total sales	18%	14%
Net loss	$(21,533)	$(17,005)	$(4,528)	—
% of total sales	(571)%	(365)%
Revenue
During the year ended December 31, 2019, pharmacy technology sales decreased $3.6 million to $544 thousand compared to the same period in 2018. The decrease in sales was due to the completion of a long-term contract with a major pharmacy company, for which revenue recognition ended in 2018.
During the year ended December 31, 2019, retail pharmacy services sales increased $2.7 million to $3.2 million compared to the same period in 2018. The increase was due to volume growth in prescription sales at existing sites and additional Arizona site launches in 2019.

Costs of Sales
During the year ended December 31, 2019, pharmacy technology cost of sales decreased $1.5 million to $149 thousand compared to the same period in 2018. The decrease was due to the end of recognition of revenue for a major pharmacy technology sales contract in 2018.
During the year ended December 31, 2019, retail pharmacy services cost of sales increased $2.2 million to $2.7 million compared to the same period in 2018. The increase was due to costs associated with volume growth in prescription sales at existing sites and additional Arizona site launches in 2019.
Other expenses
During the year ended December 31, 2019, operating expenses increased $3.4 million to $15.4 million compared to the same period in 2018. The increase was primarily due to an increase in wages and salaries as MedAvail hired additional personnel in 2019.
During the year ended December 31, 2019, selling, general and administrative expenses increased $300 thousand to $5.9 million compared to the same period in 2018. The increase was primarily a result of increases to rent, legal fees and professional fees.
During the year ended December 31, 2019, share-based payments decreased $1.0 million to $354 thousand compared to the same period in 2018. The increase was due to fewer options granted to employees in 2019.
During the year ended December 31, 2019, goodwill write-off increased $137 thousand to $137 thousand compared to the same period in 2018. This write-off is related to the closure of MedAvail’s pharmacy operations in Toronto Canada (DBA On-The-Spot Rx), which was closed in the fourth quarter of 2019.
During the year ended December 31, 2019, interest expense increased $22 thousand to $689 thousand compared to the same period in 2018. The increase was due to additional debt incurred in 2019.
Operating Expenses

	Year Ended December 31,		2019 vs. 2018
	2019	2018	Amount Change	% Change
Operating expenses:	(in thousands)
Wages and salaries	$13,192	$9,482	$3,710	39%
Pharmacy operations	383	240	143	60%
Depreciation of property, plant and equipment	650	621	29	5%
Research and development	287	346	(59)	(17)%
Amortization of intangible assets	941	1,092	(151)	(14)%
Foreign exchange (gain) loss	(33)	202	(235)	(116)%
Total operating expenses	$15,420	$11,983	$3,437	29%
During the year ended December 31, 2019, wages and salaries expenses increased $3.7 million to $13.2 million compared to the same period in 2018. The increase was primarily a result of hiring additional employees in 2019 as the company expanded its pharmacy operations in Arizona.
During the year ended December 31, 2019, pharmacy operations expenses increased $143 thousand to $383 thousand compared to the same period in 2018. The increase was primarily due to an increase in pharmacy retail sales volume growth at both existing and newly launched sites in Arizona.

During the year ended December 31, 2019, depreciation of property, plant and equipment increased $29 thousand to $650 thousand compared to the same period in 2018. This was a result of capitalizing additional property, plant and equipment in 2019 related to investments in retail pharmacy facilities and associated infrastructure.
During the year ended December 31, 2019, research and development expenses decreased $59 thousand to $287 thousand compared to the same period in 2018. The decrease was due to intangible assets being amortized in 2018 and no new assets added in 2019.
During the year ended December 31, 2019, amortization of intangible assets decreased $151 thousand to $941 thousand compared to the same period in 2018. The decrease was due to intangible assets being amortized in 2018 and no new assets added in 2019.
During the year ended December 31, 2019, foreign exchange (gain) loss increased $235 thousand to $(33) thousand compared to the same period in 2018. This was due to a more favorable CAD to USD exchange rate in 2019.
Liquidity and Capital Resources
Sources of Liquidity
Since inception through June 30, 2020, MedAvail’s operations have been financed primarily by net cash proceeds of $94.3 million from the sale of its redeemable preferred stock and debt in the amount of $21.0 million. As of June 30, 2020, MedAvail had $7.3 million in cash and an accumulated deficit of $133.3 million.
Cash Flows
The following table summarizes MedAvail’s cash flows for the six months ended June 30, 2020 and 2019:

	Six Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
	(in thousands)
Cash used in operating activities	$(10,433)	$(9,362)	$(1,071)	11%
Cash used in investing activities	(171)	(438)	267	(61)%
Cash provided by financing activities	9,075	7,925	1,150	15%
Net decrease in cash	$(1,529)	$(1,875)	$346	(18)%
Operating Activities
During the six months ended June 30, 2020, cash used in operating activities increased $1.1 million to $10.4 million compared to the same period in 2019. The increase was primarily due to an increase in operating expenses from wages and salaries and costs attributable to the launch and growth of our retail pharmacy operations in Arizona and California.
Investing Activities
During the six months ended June 30, 2020, cash used in investing activities decreased $267 thousand to $171 thousand compared to the same period in 2019. The decrease was primarily due to a decrease in investment in property, plant and equipment associated with investments in pharmacy operations in Arizona.

Financing Activities
During the six months ended June 30, 2020, cash provided by financing activities increased $1.2 million to $9.1 million compared to the same period in 2019. The increase was primarily due to an increase in issuances of debt, offset by a decrease in issuances of preferred stock.
The following table summarizes MedAvail’s cash flows for the year ended December 31, 2019 and 2018:

	Year Ended December 31,		2019 vs. 2018
	2019	2018	Amount Change	% Change
	(in thousands)
Cash used in operating activities	$(19,546)	$(11,942)	$(7,604)	64%
Cash used in investing activities	(402)	(1,040)	638	(61)%
Cash provided by financing activities	24,986	13,716	11,270	82%
Net increase in cash	$5,038	$734	$4,304	586%
Operating Activities
During the year ended December 31, 2019, cash used in operating activities increased $7.6 million to $19.5 million compared to the same period in 2018. The increase was primarily due to an increase in operating expenses from wages and salaries and costs attributable to the launch and growth of our retail pharmacy operations in Arizona.
Investing Activities
During the year ended December 31, 2019, cash used in investing activities decreased $638 thousand to $402 thousand compared to the same period in 2018. The decrease in cash used for investing activities was primarily due to higher investments in 2018 for property, plant and equipment associated with our initial opening of two central pharmacies in Arizona.
Financing Activities
During the year ended December 31, 2019, cash provided by financing activities increased $11.3 million to $25.0 million compared to the same period in 2018. The increase was primarily due to an increase in issuances of preferred stock.
Long-Term Debt
On March 23, 2016, MedAvail and a significant customer and investor entered into a subordinated secured convertible promissory five-year note agreement for $10.0 million. This note is convertible into common shares at the option holder’s request. Interest of 6% is accumulated and repayable on the maturity date at MedAvail’s option. Unpaid interest is added to the outstanding principal. MedAvail expects to repay the note including accrued interest in cash prior to or upon its maturity in March 2021.
Short-Term Debt
On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the Initial Closing was $7.8 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020. Additional financing under the agreement was received in July 2020, totaling $150 thousand.

PPP Loan
On May 14, 2020, MedAvail entered into a Promissory Note with HSBC Bank, which provides for a loan in the amount of $341 thousand (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses, including certain payroll costs, group health care benefits and other permitted expenses as described in the CARES Act. MedAvail intends to use the entire PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act. Management has determined that it is likely that MedAvail will meet the qualifications necessary for forgiveness.
Impact of Inflation
Inflation has not had a negative impact on MedAvail’s business since inception. Management believes that any increases in costs of products sold would coincide with an increase in the sales prices of those products, which would offset the higher costs.
Contractual Obligations and Other Commitments
The following table summarizes our significant contractual obligations and commercial commitments as of June 30, 2020.

	Payments Due by Period
	Total	< 1year	1-3 years	3-5 years	5+ years
Contractual obligations	(in thousands)
Short-term debt	20,952	20,952	—	—	—
Operating lease obligations	1,335	639	558	138	—
Finance lease obligations	76	28	48	—	—
Total contractual obligations	$22,363	$21,619	$606	$138	$—
Off-Balance Sheet Arrangements
MedAvail has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.
Recent Accounting Pronouncements
See discussion of recently issued accounting pronouncements and the potential effect of that new guidance on MedAvail in Note 5 to the MedAvail Annual Financial Statements presented elsewhere in this Form S-4.
Critical Accounting Policies
See critical accounting policies in Note 4 to the MedAvail Annual Financial Statements presented elsewhere in this proxy statement/ prospectus/ information statement.